Exhibit 5.1

Boston    Brussels    Chicago    Düsseldorf    Houston    London    Los Angeles    Miami    Milan
Munich    New York    Orange County    Rome    San Diego    Silicon Valley    Washington, D.C.

Strategic alliance with MWE China Law Offices (Shanghai)
Thomas P. Conaghan Attorney at Law tconaghan@mwe.com +1 202 756-8161
September 10, 2010
Merge Healthcare Incorporated
900 Walnut Ridge Drive
Hartland, Wisconsin 53029

Re:	Merge Healthcare Incorporated Registration Statement on Form S-3)
Ladies and Gentlemen:
     You have requested our opinion in connection with the above-referenced registration statement (the “Registration Statement”), under which Merge Healthcare Incorporated (the “Company”) intends to register 7,515,000 common shares, par value $0.01 per share, of the Company that are currently outstanding and were issued in connection with the Company’s acquisition of AMICAS, Inc. (the “Common Shares”). The Common Shares may be sold by stockholders of the Company from time to time.
     In arriving at our opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.
     Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized and are validly issued, fully paid and non-assessable shares of common stock of the Company.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws hereof.
U.S. practice conducted through McDermott Will & Emery LLP.
600 13th Street, N.W., Washington, D.C. 20005 www.mwe.com

Merge Healthcare Incorporated

     The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ McDermott Will & Emery